    As filed with the Securities and Exchange Commission on January 16, 1998
                                                     Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                EMCOR GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                            11-2125338
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)

                        101 Merritt Seven Corporate Park
                           Norwalk, Connecticut 06851
                                 (203) 849-7800
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           ---------------------------

                            Sheldon I. Cammaker, Esq.
                                 General Counsel
                                EMCOR Group, Inc.
                        101 Merritt Seven Corporate Park
                           Norwalk, Connecticut 06851
                                 (203) 849-7800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                   Copies to:
                            Vincent Pagano, Jr., Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                          New York, New York 10017-3954
                                 (212) 455-2000

                           ---------------------------



      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
          Title of each class of             Amount to be       Proposed maximum          Proposed maximum          Amount of
        securities to be registered           registered     offering price per unit  aggregate offering price   registration fee
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities, Common Stock, Preferred
Stock, Warrants (1).....................   $150,000,000 (2)         100% (3)            $150,000,000 (2)(3)          $44,250
=================================================================================================================================

(1) The Debt Securities registered hereby include such additional amount as may be necessary so that, if Debt Securities are issued with an original issue discount, the maximum aggregate initial offering prices of all Debt Securities will not exceed $150,000,000. The Common Stock registered hereby includes Preferred Stock Purchase Rights (the "Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock. Also being registered hereunder are an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby.

(2) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $150,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.


(3)   Estimated solely for the purpose of calculating the registration fee.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  Subject to Completion, dated January 16, 1998

PROSPECTUS

                                EMCOR GROUP, INC.
                                 Preferred Stock
                                  Common Stock
                      Warrants to Purchase Preferred Stock
                        Warrants to Purchase Common Stock
                                 Debt Securities
                      Warrants to Purchase Debt Securities

                           ---------------------------


      EMCOR Group, Inc. ("EMCOR" or the "Company") may offer and sell from time to time, in one or more series, (i) its preferred stock, par value $.10 per share (the "Preferred Stock"), (ii) its common stock, par value $.01 per share (the "Common Stock"), (iii) unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") which may be senior ("Senior Debt Securities"), senior subordinated ("Senior Subordinated Debt Securities") or subordinated ("Subordinated Debt Securities") and (iv) warrants to purchase Preferred Stock, Common Stock or Debt Securities (the "Warrants"), or any combination of the foregoing.

      The Preferred Stock, Common Stock, Debt Securities and Warrants are collectively referred to as the "Securities." The Securities may be offered at an aggregate initial offering price not to exceed $150,000,000 at prices and on terms to be determined at or prior to the time of sale.

      Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt, senior subordinated debt or subordinated debt, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any terms for optional or mandatory redemption or repurchase or sinking fund provisions, and any conversion or exchange rights, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, and any conversion or exchange rights, (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

      The Securities may be sold directly by EMCOR to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of EMCOR or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

         For a discussion of certain risk factors that should be considered by prospective investors, see "Risk Factors" beginning on page 4.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

                The date of this Prospectus is        , 1998.

                              AVAILABLE INFORMATION

      As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus does not contain all the information set forth in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or as previously filed with the Commission and incorporated by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. The Company's Common Stock is listed on The Nasdaq National Market, and such reports, proxy statements and other information also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                           ---------------------------


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
           1996;

      (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1997;

      (c)  Current report on Form 8-K filed March 5, 1997;

      (d) The description of the Common Stock contained in the Company's Registration Statement on Form 10/A filed on August 11, 1995; and


      (e) The description of the Preferred Stock contained in the Company's Registration Statement on Form 8-A filed on March 5, 1997.

      All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the General Counsel, EMCOR Group, Inc., 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851 (telephone: (203) 849-7800).

                                   THE COMPANY

      The Company is a multinational corporation engaged, through its subsidiaries, in mechanical and electrical construction and facilities services. EMCOR specializes in the design, integration, installation, start-up, testing, operation and maintenance of (i) distribution systems for electrical power (including power cables, conduits, distribution panels, transformers, generators, uninterruptible power supply systems and related switch gear and control); (ii) lighting systems, including fixtures and controls; (iii) low-voltage systems, including fire alarm, security, communications and process control systems; (iv) heating, ventilation, air conditioning, refrigeration and clean-room process ventilation systems; and (v) plumbing, process and high purity piping systems. The Company provides mechanical and electrical construction services directly to end-users (including corporations, municipalities and other governmental entities, owners/developers, and tenants of buildings) and, indirectly, by acting as a subcontractor to construction managers, general contractors and other subcontractors. Mechanical and electrical construction services principally fall into three categories: large installation projects, with contracts generally in the multi-million dollar range; smaller system installation projects involving fit-out, renovation and retrofit work; and facilities services. In addition, certain EMCOR subsidiaries provide services required to maintain the physical environment and supporting systems of customer facilities necessary to conduct their business. These services are frequently referred to as facilities services and range from operation and maintenance of mechanical and electrical systems installed by the Company and others to operation and maintenance of building systems, cleaning and housekeeping, reprographics, catering and security, as well as related facility planning and consulting services. These facilities services are often associated with outsourcing and privatization programs whereby customers in both the private and public sectors seek to contract out their non-core activities, i.e. those supporting but not directly involved in the customer's business that the customer has previously performed itself. The facilities services are provided on an individual basis and in combinations on a task-order or on-call basis and under multi-year contracts. Mechanical and electrical construction and facilities services are provided to a broad range of commercial, industrial and institutional customers through offices located in major markets throughout the U.S., Canada, the U.K., the Middle East and Hong Kong.

                                  RISK FACTORS

      In addition to the other information set forth in or incorporated by reference in this Prospectus and any Prospectus Supplement, the following factors should be considered carefully in evaluating an investment in the Securities.

      This Prospectus includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions, the use of proceeds from any offering of Securities pursuant to this Prospectus, expansion and other development trends of the Company's industry, business strategies, expansion and growth of the Company's operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements.


Competition


      The business in which the Company engages is competitive. Most of the Company's revenues are derived from jobs which are awarded on the basis of various forms of competitive bids; however, an invitation to bid is often conditioned upon prior experience, technical capability and financial strength. The Company competes with national, regional and local companies. The Company believes that, at present, it is the largest provider of mechanical and electrical construction services in the U.S. and Canada and one of the largest in the U.K. There can be no assurance, however, that the Company will compete successfully with its existing competitors or with any new competitors. The highly competitive nature of the mechanical and electrical construction business forces the Company to charge competitive market rates for its services which results in narrow operating margins. Any degradation in operating margins could have a material impact on the financial condition of the Company.


Risks of Fixed Price Contracts; Bid and Performance Bonds

      Approximately 75% of the Company's U.S. mechanical and electrical construction contracts are fixed price contracts. The terms of these contracts require the Company to guarantee the price of its services and assume the risk that the costs associated with its performance will be greater than the Company anticipated. The Company's profitability in this market is therefore dependent on its ability accurately to predict the costs associated with its services. These costs may be affected by a variety of factors, some of which may be beyond the Company's control. If the Company is unable accurately to predict the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on the Company's results of operations or financial condition.

      Institutional and public works projects are frequently long-term, complex projects requiring significant technical and management skills and financial strength to, among other things, obtain bid and performance bonds, which are often a condition to bidding for, and awarding of, contracts for such projects. There can be no assurance that the Company will be able to obtain bid and performance bonds in the future and the inability to procure such bonds could have a material adverse effect on the Company's business, operating results and financial condition.


Net Operating Loss Carryforwards

      The Company and its subsidiaries have federal net operating loss ("NOL") carryforwards of approximately $180 million which are available to reduce future federal income taxes. It is possible that certain changes in the Company's ownership, including prior ownership changes and future issuances of securities of the Company, could result in the Company's having a change of ownership under
Section 382 of the Internal Revenue Code. Generally, Section 382 limits the amount of NOL carryforwards that can be utilized in any year to offset taxable income following a change in control of a corporation. Were such a change of control to occur, the Company would be limited in how much of its NOLs it could utilize annually to an amount equal to the value of the Company immediately prior to the changes multiplied by the long-term tax exempt rate in effect for the month during which such change of control occurs. This limitation could delay use of the NOLs and might preclude their full utilization. The NOLs expire, if unused, between 2007 and 2010. In addition, the NOL carryforwards are subject to adjustment upon review by the Internal Revenue Service. See Note H of Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K incorporated by reference herein.


Cyclicality and Seasonality

      The provision of mechanical and electrical construction services is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. Although the Company provides these services to a broad range of commercial, industrial and institutional customers around the world, cyclicality of the construction industry and instability of general economic conditions could have an adverse effect on the Company's revenues and profitability. The Company is seeking to expand its facilities services business in North America which would be less susceptible to downswings in the economy than the more cyclical construction market. In addition, the mechanical and electrical construction business is subject to seasonal variations. Specifically, the demand for construction services is lower during winter months as a result of inclement weather conditions. Accordingly, the Company's revenues and operating results are generally lower in the first and second quarters.


Variability of Quarterly Operating Results

      Variations in the Company's revenues and operating results occur from quarter to quarter as a result of a number of factors, including installation projects commenced and completed during a quarter, the number of business days in a quarter and the size and scope of projects. Because a significant portion of the Company's expenses are fixed, a variation in the number of projects or the timing of the initiation, progress or completion of projects can cause significant variations in operating results from quarter to quarter.


Expansion of Facilities Services Business

      Part of the Company's strategy is to expand its facilities services business. There can be no assurance that the Company will be able to identify attractive opportunities in this market, or obtain additional significant contracts for its services. If the North American market for facilities services fails to develop or develops more slowly than the Company anticipates, the Company's facilities services operations could become financially burdensome to maintain, which could adversely affect the Company's business, financial condition and results of operations.


      The Company also intends to pursue the acquisition of additional facilities services businesses as part of its growth strategy. However, competition for acquisition candidates is increasing and, therefore, fewer acquisition opportunities may be available. In addition, prices paid for acquisitions are increasing in certain markets. There can be no assurance that the Company will be able to identify and acquire additional facilities services businesses at attractive prices, profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial costs, delays, or other operational or financial problems.


Absence of Dividends

      The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's working capital credit facility limits the payment of dividends on its Common Stock.


Certain Litigation Proceedings

      The Company is currently defending a lawsuit that was commenced against the Dynalectric Company ("Dynalectric"), a subsidiary of the Company, in Superior Court of New Jersey, Bergen County, arising out of Dynalectric's participation in a joint venture with the plaintiff, Computran. Dynalectric believes that Computran's claims are without merit and intends to defend this matter vigorously. Dynalectric has filed counterclaims against Computran. The Superior Court of New Jersey has recently ordered that the matters in dispute be resolved by binding arbitration in accordance with an original agreement between the parties. The Company does not know whether the plaintiff will appeal the Court's decision.

      In February 1995, as part of an investigation by the New York County District Attorney's office into the business affairs of Herbert Construction Company ("Herbert"), a general contractor that does business with the Company's subsidiary, Forest Electric Corporation ("Forest"), a search warrant was executed at Forest's executive offices. At that time, the Company was informed that Forest and certain of its officers are targets of the continuing investigation. Forest performs electrical contracting services primarily in the New York City commercial market and is one of the Company's largest subsidiaries. Neither the Company nor Forest has been advised of the precise nature of any suspected violation of law by Forest or its officers. On April 7, 1997, Ted Kohl, a principal of Herbert, pled guilty to one count of money laundering, one count of offering a false instrument for filing and one count of filing a false New York State Resident Income Tax Return. DPL Interiors, Inc., a Company allegedly owned by Mr. Kohl, also pled guilty to one count of failing to file New York City General Income Tax Returns. Mr. Kohl and DPL Interiors, Inc. have not yet been sentenced.


      Substantial settlements or damage judgments against a subsidiary of the Company arising out of either of these matters could have a material adverse effect on the Company's business, operating results and financial condition.


Certain Antitakeover Effects

      The Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and the Delaware General Corporation Law include provisions that may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider to be in their best interests. The Company's Restated Certificate of Incorporation provides that stockholders may not act by written consent. The Company's Amended and Restated By-Laws provide that annual and special stockholders meetings may be called only by an officer of the Company instructed by the Board of Directors to call such meetings. In addition, the Company's Board of Directors is authorized to issue "blank-check" preferred stock which could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and could have an adverse effect on the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock. In addition, the Company has adopted a stockholder rights plan which is designed to discourage hostile takeover offers for the Company by threatening significant dilution of the bidder's interest in the Company upon the occurrence of certain triggering events. See "Description of Capital Stock."


Dependence on Senior Management

      The Company's business is managed, and its business strategies formulated, by a relatively small number of key executive officers and other personnel. The loss of these key management persons could have a material adverse effect on the Company.


Year 2000 Issue; Computer System Upgrade

      The Company is exploring whether and to what extent its computer operating systems will be disrupted upon the turn of the century as a result of the widely-known dating system flaw inherent in most operating systems (the "Year 2000 Issue"). While the Company believes that new MIS software being installed both alongside and as part of upgrades to its existing computer systems will address the Year 2000 Issue, there can be no assurance that the new MIS software will be installed in sufficient time to remedy the Year 2000 Issue, that the Company's computer operating systems will not be disrupted upon the turn of the century or that any such disruption, whether caused by the Company's systems or those of any of its suppliers or customers, will not have a material adverse effect on the Company's financial condition or results of operations. In addition, there can be no assurance that the Company will not experience significant cost overruns or delays in connection with the upgrade of its existing computer system.


Price Volatility of Common Stock


      The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of acquisitions or new strategies by the Company or its competitors, general conditions in the economy or in the markets in which the Company operates or other developments affecting the Company, its clients or its competitors, some of which may be unrelated to the Company's performance. These conditions could materially adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

      Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the particular Securities offered by this Prospectus and each Prospectus Supplement (the "Offered Securities") will be used to repay certain indebtedness, for general corporate purposes and for possible acquisitions.


                     RATIOS OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

      For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, earnings consist of earnings (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes, plus fixed charges (interest charges and preferred share dividend requirements of subsidiaries, adjusted to a pretax basis), less interest capitalized, less preferred share dividend requirements of subsidiaries adjusted to a pretax basis and less undistributed earnings of affiliates whose debt is not guaranteed by the Company.

      The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for the Company for the periods indicated:

                                             Nine Months
                                                Ended
                                            September 30,                               Years Ended December 31,
                                ----------------------------------   --------------------------------------------------------------
                                       1997               1996          1996         1995     |   1994(a)       1993        1992
                                ----------------   ---------------   -----------  ----------- | -----------  ----------  ----------
Ratio of earnings to fixed                                                                    |
  charges.....................        1.63x              1.84x         1.89x         (b)      |    (c)          (d)          (e)
                                                                                              |

Ratio of earnings to combined                                                                 |
 fixed charges and preferred                                                                  |
 dividends....................        1.63x              1.84x         1.89x         (b)      |    (c)          (d)          (e)

--------------

   (a) As of December 31, 1994, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), the Company adopted Fresh-Start Accounting. As a result of the implementation of Fresh-Start Accounting, the consolidated financial statements of the Company for periods subsequent to consummation of the Company's reorganization pursuant to its Third Amended Joint Plan of Reorganization (the "Plan of Reorganization"), which became effective in December 1994, are not comparable to the Company's consolidated financial statements for prior periods. Accordingly, a black line has been used to separate the Computation of Earnings to Fixed Charges of the Company after the consummation of the Plan of Reorganization from those of the Company prior to the consummation of the Plan of Reorganization.

   (b) No ratio is presented for 1995 as the earnings for that year were $9.5 million less than the fixed charges.

   (c) No ratio is presented for 1994 as the earnings for that year were $119.1 million less than the fixed charges.

   (d) No ratio is presented for 1993 as the earnings for that year were $114.7 million less than the fixed charges.

   (e) No ratio is presented for 1992 as the earnings for that year were $355.9 million less than the fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

      The Debt Securities will be unsecured senior, senior subordinated or subordinated debt of EMCOR and will be issued, in the case of Senior Debt Securities, under a Senior Indenture (the "Senior Debt Indenture") between EMCOR
and       , as Trustee, in the case of Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "Senior Subordinated Debt Indenture")
between EMCOR and       , as Trustee, and in the case of Subordinated Debt
Securities, under a Subordinated Indenture (the "Subordinated Debt Indenture")
between EMCOR and       , as Trustee. The Senior Debt Indenture, the Senior
Subordinated Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." None of the Indentures limits the amount of Debt Securities that may be issued thereunder, and the Indentures provide that the Debt Securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of Debt Securities. As used
herein, the term "Trustee" means       , or       , as the case may be. If there
is at any time more than one trustee under any Indenture, the term "Trustee" as used in this Prospectus will mean each such trustee and will apply to each such trustee only with respect to those series of Debt Securities with respect to which it is serving as trustee. The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and, while EMCOR believes the descriptions of the material provisions of the Indentures and Debt Securities contained in this Prospectus are accurate summaries of such material provisions, such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to subordination.


Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

      General. Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of EMCOR. Except to the extent set forth in the applicable Prospectus Supplement, none of the Indentures limits the payment of dividends by or the acquisition of stock of EMCOR. Except to the extent set forth in any Prospectus Supplement, the Indentures do not, and the Debt Securities will not, contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of EMCOR or a highly leveraged transaction by EMCOR.

      Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities being offered (the "Offered Debt Securities") (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities, aggregate principal amount, purchase price and denomination;
(iii) the date or dates on which the Offered Debt Securities will mature; (iv) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (v) the interest rate or rates (or the method by which such will be determined), and the date or dates from which such interest, if any, will accrue; (vi) the date or dates on which such interest, if any, will be payable;
(vii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer; (viii) the right, if any, or obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (ix) the terms for conversion or exchange, if any, of the Offered Debt Securities; (x) any provision relating to the issuance of the Offered Debt Securities at an original issue discount; (xi) if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which such amounts shall be determined; (xii) any applicable United States federal income tax consequences; (xiii) the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable; (xiv) if a
trustee other than       with respect to any series of Senior Debt Securities,
      with respect to any series of Subordinated Debt Securities or       with
respect to any series of

Senior Subordinated Debt Securities is named for such series of Offered Debt Securities, the name of such Trustee; and (xv) any other specific terms of the Offered Debt Securities, including any deleted, modified or additional events of default or remedies or additional covenants provided with respect to such Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

      Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

      Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

      In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of Debt Securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.


      Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security (i) may not be transferred except as a whole and (ii) may only be transferred (A) by the Depositary for such Global Security to its nominee, (B) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (C) by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

      The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions generally will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      As long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

      Payment of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, premium, if any, and interest, if any, in respect of a Global Security representing any such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Neither the Company, the Trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable Prospectus Supplement relating to such series of Debt Securities, of $1,000 and integral multiples thereof.

      Events of Default. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of principal of or premium, if any, with respect to Debt

Securities of such series when due; (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due, continued for 30 days; (c) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of the Company applicable to Debt Securities of such series, continued for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee, by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding requiring the same to be remedied;
(e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of the Company resulting in the acceleration of such indebtedness, or any default in payment of such indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after written notice of the type specified in the foregoing clause (d) (Section 5.1).

      If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee, if given by the holders), may declare the principal (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately; provided, however, that the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived (Section 5.1).

      Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability (Section 5.7).

      The Company is required to furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under each Indenture (Section 4.3).

      Discharge and Defeasance. Unless otherwise specified in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to any series of Debt Securities as set forth below (Article Ten).

      The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due.

      Unless otherwise provided in the applicable Prospectus Supplement, the Company may also elect at any time to (a) defease and be discharged from all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of their obligations with respect to certain covenants applicable to any series of Debt Securities issued under each Indenture ("covenant defeasance"), if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments, if any, on such series of Debt Securities. Such opinion in the case of defeasance under clause (a) above must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series, since such a result would not occur under current tax law (Section 10.1).

      Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon, upon the original due dates therefor (but not upon acceleration), and to receive mandatory sinking fund payments thereon when due, if any, (iv) rights, obligations, duties and immunities of the Trustee, (v) rights of holders of Debt Securities of such series as beneficiaries with respect to property so deposited with the Trustee payable to all or any of them and (vi) obligations of the Company to maintain an office or agency in respect of Debt Securities of such series (Section 10.1).

      The Company may exercise the defeasance option with respect to any series of Debt Securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of Debt Securities. If the Company exercises the defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated because of an Event of Default with respect to such series of Debt Securities. If the Company exercises the covenant defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on such series of Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

      Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor entity of the obligations of the Company under such Indenture, (b) add covenants or new events of default for the protection of the holders of such Debt Securities, (c) cure any ambiguity or correct any inconsistency in the Indenture, (d) establish the form and terms of Debt Securities of any series,
(e) evidence the acceptance of appointment by a successor Trustee, (f) secure
such Debt Securities, (g) designate a bank or trust company other than       to
act as Trustee for a series of Senior Debt Securities,       to act as Trustee

for a series of Subordinated Debt Securities and       to act as Trustee for a
series of Senior Subordinated Debt Securities, (h) modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, Debt Securities not yet issued and outstanding on the date of such supplemental indenture, (i) provide for the issuance of Debt Securities of any series in coupon form and exchangeability of such Debt Securities for fully registered Debt Securities, (j) modify, eliminate or add to the provisions of such Indenture as necessary to effect the qualification of such Indenture under the Trust Indenture Act of 1939 and to add certain provisions expressly permitted by such Act, and (k) modify the provisions to provide for the denomination of Debt Securities in foreign currencies which shall not adversely affect the interests of the holders of such Debt Securities in any material respect. (Section 8.1).

      Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or any supplemental indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated final maturity of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the Company, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or (b) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture (Section 8.2).

      Consolidation, Merger, Sale or Conveyance. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures provide that EMCOR may, without the consent of the holders of Debt Securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States, provided that (i) the successor corporation assumes all obligations of EMCOR by supplemental indenture satisfactory in form to the applicable Trustee executed and delivered to such Trustee, under the Indentures and the Debt Securities,
(ii) immediately after giving effect to such consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 9.1).

      Certain Definitions. Except as otherwise provided in the applicable Prospectus Supplement, the following definitions are applicable to the discussions of the Indentures (Article One).

         "Consolidated Net Tangible Assets" means the aggregate amount of assets included on the most recent consolidated balance sheet of EMCOR and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

         "Indebtedness," with respect to any person, means, without duplication:

           (a)(i) the principal of, premium, if any, and interest, if any, on indebtedness for money borrowed of such person, indebtedness of such person evidenced by bonds, notes, debentures or similar obligations, and any guaranty by such person of any indebtedness for money borrowed or indebtedness evidenced by bonds, notes, debentures or similar obligations of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred, (ii) obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (iii) the principal of and premium, if any, and interest, if any, on indebtedness incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets, (iv) lease obligations that such person capitalized in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (v) any indebtedness of such person representing the balance deferred and unpaid of the purchase price of any property or interest therein (except any such balance that constitutes an accrued expense or trade payable) and any guaranty, endorsement or other contingent obligation of such person in respect of any indebtedness of another that is outstanding on the date of the Indenture or is thereafter created, assumed or incurred by such person and (vi) obligations of such person under interest rate, commodity or currency swaps, caps, collars, options and similar arrangements if and to the extent that any of the foregoing indebtedness in (i) through (vi) would appear as a liability on the balance sheet of such person in accordance with generally accepted accounting principles; and

           (b) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause
         (a) above.

         "Restricted Subsidiary" means (a) any Subsidiary of EMCOR other than an Unrestricted Subsidiary, and (b) any Subsidiary of EMCOR which was an Unrestricted Subsidiary but which, subsequent to the date of the Indentures, is designated by the Board of Directors of EMCOR to be a Restricted Subsidiary; provided, however, that EMCOR may not designate any such Subsidiary to be a Restricted Subsidiary if EMCOR would thereby breach any covenant or agreement contained in the Indentures (on the assumptions that any outstanding Indebtedness of such Subsidiary was incurred at the time of such designation).

         "Subsidiary" of any specified Person means any corporation of which such Person, or such Person and one or more Subsidiaries of such Person, or any one or more Subsidiaries of such Person, directly or indirectly own voting securities entitling any one or more of such Person and its Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

         "Unrestricted Subsidiary" means (a) any Subsidiary of EMCOR acquired or organized after the date of the Indentures, provided, however, that such Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary and (b) any Subsidiary of EMCOR substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clause (a) above, unless and until such Subsidiary shall have been designated to be a Restricted Subsidiary.


Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities

      Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Senior Subordinated Debt Indenture, to all Senior Indebtedness of the Company. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the Company that is neither Senior Indebtedness nor Senior Subordinated Indebtedness, and only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indenture.

      "Senior Indebtedness" is defined in the Subordinated Debt Indenture and the Senior Subordinated Debt Indenture with respect to the Company as Indebtedness of the Company outstanding at any time (other than the Indebtedness evidenced by the Debt Securities of any series) except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or prior in right of payment to the Debt Securities or is pari passu or subordinate by its terms in right of payment to the Debt Securities, (b) renewals, extensions and modifications of any such Indebtedness, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade payables.

      "Senior Subordinated Indebtedness" of the Company means the Senior Subordinated Debt Securities and any other Indebtedness of the Company that ranks pari passu with the Senior Subordinated Debt Securities. Any Indebtedness of the Company that is subordinate or junior by its terms in right of payment to any other Indebtedness of the Company shall be subordinate to Senior Subordinated Indebtedness of the Company unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness (i) is to rank pari passu with other Senior Subordinated Indebtedness of the Company and (ii) is not subordinated by its terms to any Indebtedness of the Company which is not Senior Indebtedness of the Company.

      "Subordinated Indebtedness" of the Company means the Senior Subordinated Debt Securities, any other Senior Subordinated Indebtedness of the Company and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness of the Company.

      If (i) the Company should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of the Company when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise or (ii) any other default with respect to Senior Indebtedness of the Company shall occur and the maturity of the Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of EMCOR (or cash in lieu of fractional shares thereof) (Sections 13.1 and 13.4 of the Senior Subordinated Debt Indenture and Sections 13.1 and 13.4 of the Subordinated Debt Indenture).

      If any default (other than a default described in the preceding paragraph) occurs under the Senior Indebtedness of the Company, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "Senior Nonmonetary Default"), then, upon the receipt by the Company and the Trustee of written notice thereof (a "Payment Notice") from or on behalf of holders of 25% or more of the aggregate principal amount of Senior Indebtedness specifying an election to prohibit such payment and other action by the Company in accordance with the following provisions of this paragraph, the Company may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such

Payment Notice and ending on the earlier of (i) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the Trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Indebtedness to which such Senior Nonmonetary Default relates is discharged or (ii) the 179th day after the date of receipt of such Payment Notice. Notwithstanding the provisions described in the immediately preceding sentence, the Company may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after such Payment Blockage Period.

      If (i) (A) without the consent of the Company, a receiver, conservator, liquidator or trustee of the Company or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days or (B) the Company is adjudicated bankrupt or insolvent or (C) any of its property is sequestered by court order and such order remains in effect for more than 60 days or (D) a petition is filed against the Company under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing; (ii) the Company (A) commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (C) fails generally to, or cannot, pay its debts generally as they become due or (D) takes any corporate action to authorize or effect any of the foregoing; or (iii) any Subsidiary of the Company takes, suffers or permits to exist any of the events or conditions referred to in the foregoing clause (i) or (ii), then all Senior Indebtedness of the Company (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the Company to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the Company then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the Company in accordance with the priorities then existing among such holders until all Senior Indebtedness of the Company (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the Company, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Senior Subordinated Debt Securities (including the Subordinated Debt Securities) and such other obligations (Section 13.1 of the Senior Subordinated Debt Indenture and Section 13.1 of the Subordinated Debt Indenture).

      If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the Company then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of the Company then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full (Section 13.1 of the Senior Subordinated Debt Indenture and Section 13.1 of the Subordinated Debt Indenture).

      By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indentures) or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.


Concerning the Trustee

      Any of the Trustees under the Indentures may make loans to EMCOR in the
normal course of business. If a bank or trust company other than              ,

or                  is to act as Trustee for a series of Debt Securities,
information concerning such other Trustee will be set forth in the Prospectus Supplement relating to such series of Debt Securities.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company is 14,700,000 shares consisting of 13,700,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") and 1,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock") in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors for each series. The Board of Directors has approved an amendment to the Company's Restated Certificate of Incorporation, which if approved by shareholders, will increase the Company's authorized capital stock to 31,000,000 shares consisting of 30,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The following summary description of certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the By-laws does not purport to be complete and is qualified in its entirety by reference to said provisions.


Common Stock

      As of December 31, 1997, 9,476,044 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and any Common Stock offered pursuant to this Prospectus and any Prospectus Supplement when issued and paid for will be, fully paid and non-assessable.

      Dividends. Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of the Company out of funds legally available for this purpose. The Company's working capital credit facility limits the payment of dividends on its Common Stock.

      Voting Rights. Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders.

      Liquidation Rights. After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

      Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of Preferred Stock which the Company may designate and issue in the future.


Preferred Stock

      The Certificate of Incorporation authorizes the Board of Directors to issue from time to time up to 1,000,000 shares of Preferred Stock, in one or more series, and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors for each series. No shares of Preferred Stock have been issued.


Stockholders Rights Plan

      The Company's Board of Directors enacted a stockholder rights plan (the "Rights Plan") designed to protect the interests of the Company's stockholders in the event of a potential takeover the terms of which are not approved by the Board of Directors as being in the best interests of the Company and its stockholders. Pursuant to the Rights Plan, on March 3, 1997 the Board declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on March 14, 1997 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.10 per share (the "Preferred Stock") of the Company at a price of $70 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of March 3, 1997, as the same may be amended from time to time, between the Company and The Bank of New York, as Rights Agent.

      Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to received 1000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.


      In the event that any person or group of affiliated persons acquires beneficial ownership of 15% or more of the Company's outstanding Common Stock (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Common Stock having a market value of two times the exercise price of the Right.

      In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


                             DESCRIPTION OF WARRANTS

      EMCOR may issue Warrants, including Warrants to purchase Common Stock or Preferred Stock and Warrants to purchase Debt Securities. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between EMCOR and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of EMCOR in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) if applicable, the date on and after which such Warrants and the related securities will be separately transferable;
(vii) the price at which the securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain Federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

      EMCOR may sell the Securities to or through underwriters or dealers, and also may sell the Securities directly to one or more other purchasers or through agents. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

      Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the

Securities, underwriters or agents may be deemed to have received compensation from EMCOR in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      The Securities (other than the Common Stock), when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by EMCOR for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

      Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with EMCOR, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in the Prospectus Supplement, EMCOR will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase Securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.


                                  LEGAL MATTERS

      Certain legal matters with respect to the validity of the Securities will be passed upon for EMCOR by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.


                                     EXPERTS

      The consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Deloitte & Touche LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

      The estimated expenses payable by the Company in connection with the offering described in this Registration Statement are as follows:

   Registration Fee................................................    44,250
   Legal fees and expenses.........................................         *
   Blue Sky fees and expenses......................................         *
   Accounting fees and expenses....................................         *
   Printing and duplicating expenses...............................         *
   Miscellaneous expenses..........................................         *
     Total.........................................................  $      *
                                                                     ========
* To be filed by amendment.


Item 15. Indemnification of Directors and Officers.

      The Certificate of Incorporation provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Certificate of Incorporation and By-Laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by Delaware law from time to time, and the ByLaws provide for various procedures relating thereto. Certain provisions of the Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

      Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

      The Certificate of Incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

      The Company is party to an indemnification agreement with each of its directors and officers. These indemnification agreements provide for, among other things, the indemnification by the Company of its directors and officers to the fullest extent permitted by law and the advancement of attorney's fees and expenses. The agreements also state that in the event of a potential change in control, the Company shall establish trusts, which are irrevocable except upon the indemnitees' written consent, to fund its indemnification obligations thereunder.


Item 16. Exhibits.

      See Exhibit Index.

Item 17. Undertakings.

      The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");


           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the from of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the EMCOR annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in response to Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on January 16, 1998.

                      EMCOR GROUP, INC.


                      By /s/ Frank T. MacInnis
                         -----------------------------------------------------
                         Frank T. MacInnis, Chairman of the Board of Directors and Chief Executive Officer


                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Frank T. MacInnis, Sheldon I. Cammaker, Leicle E. Chesser and Thomas D. Cunningham, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                      Signature                                              Title                              Date
                      ---------                                              -----                              ----

(1)   Principal Executive Officer:

                /s/ Frank T. MacInnis                    Chairman of the Board of Directors and Chief    January 16, 1998
-----------------------------------------------------                  Executive Officer
                  Frank T. MacInnis


(2)   Principal Financial Officer:

                /s/ Leicle E. Chesser                    Executive Vice President and Chief Financial    January 16, 1998
-----------------------------------------------------                       Officer
                  Leicle E. Chesser

(3)   Principal Accounting Officer:

                  /s/ Mark A. Pompa                              Vice President and Controller           January 16, 1998
-----------------------------------------------------
                    Mark A. Pompa

(4) Directors:

               /s/ Stephen W. Bershad                                      Director                      January 16, 1998
-----------------------------------------------------
                 Stephen W. Bershad


                /s/ David A.B. Brown                                       Director                      January 16, 1998
-----------------------------------------------------
                  David A.B. Brown


                /s/ Albert Fried, Jr.
-----------------------------------------------------
                  Albert Fried, Jr.                                        Director                      January, 16, 1998


               /s/ Malcolm T. Hopkins
-----------------------------------------------------
                 Malcolm T. Hopkins                                        Director                      January 16, 1998


                 /s/ Kevin C. Toner
-----------------------------------------------------
                   Kevin C. Toner                                          Director                      January 16, 1998

                                INDEX TO EXHIBITS

Exhibit
 Number                                        Description of Exhibits
 ------                                        -----------------------
   *1.1     -  Form of Underwriting Agreement (Debt Securities and Warrants to Purchase Debt Securities).

   *1.2     -  Form of Underwriting Agreement (Equity Securities and Warrants to Purchase Equity Securities).

   *4.1     -  Form of Debt Securities.

   *4.2     -  Form of Senior Debt Indenture between EMCOR and         , as Trustee.

   *4.3     -  Form of Senior Subordinated Debt Indenture between EMCOR and         , as Trustee.

   *4.4     -  Form of Subordinated Debt Indenture between EMCOR and         , as Trustee.

   *4.5     -  Form of Warrant Agreement for Preferred Stock and Common Stock (including form of Warrant
                  Certificate).

   *4.6     -  Form of Warrant Agreement for Debt Securities (including form of Warrant Certificate).

  **5.1     -  Opinion of Simpson Thacher & Bartlett.

 **12.1     -  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.

 **23.1     -  Consent of Arthur Andersen LLP.

 **23.2     -  Consent of Deloitte & Touche LLP.

 **23.3     -  Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).

 **24.1     -  Powers of Attorney of Board of Directors of EMCOR (included on signature page).

  *25.1     -  Statement of eligibility of          as Trustee under the Senior Debt Indenture.

  *25.2     -  Statement of eligibility of          as Trustee under the Subordinated Debt Indenture.

  *25.3     -  Statement of eligibility of          as Trustee under the Senior Subordinated Debt Indenture.

--------------

   *    To be filed by amendment.

   ** Filed herewith.